QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.5

RIGEL PHARMACEUTICALS, INC.
SHARES OF COMMON STOCK
OFFERED PURSUANT TO RIGHTS DISTRIBUTED TO
RECORD STOCKHOLDERS OF RIGEL PHARMACEUTICALS, INC.

                        , 2003

To Our Clients:

        Enclosed for your consideration are a prospectus, dated                        , 2003 (the "Prospectus"), and the "Instructions as to Use of Rigel Pharmaceuticals, Inc. Subscription Rights Certificates" relating to the offering (the "Rights Offering") by Rigel Pharmaceuticals, Inc. ("Rigel") of shares of its common stock pursuant to subscription rights (the "Rights") distributed to all holders of record of shares of its common stock, par value $0.001 per share (the "Common Stock"), at 5:00 p.m. Central Daylight time on April 29, 2003 (the "Record Date"). The Rights are described in Rigel's Prospectus.

        In the Rights Offering, Rigel is offering an aggregate of 15,625,000 shares of its Common Stock (the "Underlying Shares"), as described in the Prospectus. The Rights will expire, if not exercised, at 5:00 p.m. Central Daylight time on                        , 2003, unless extended in the sole discretion of Rigel (as it may be extended, the "Expiration Date"). As described in the accompanying Prospectus, you will receive one Right for each share of Common Stock carried by us in your account as of the Record Date. Each Right will allow you to subscribe for            of a share of Common Stock (the "Basic Subscription Privilege") at the cash price of $0.64 per share (the "Subscription Price").

        In addition, each holder of Rights who exercises their Basic Subscription Privilege in full will be eligible to subscribe (the "Over-Subscription Privilege") at the same cash price of $0.64 per share for shares of Common Stock that are not otherwise purchased pursuant to the exercise of Rights under the Basic Subscription Privilege (the "Excess Shares"), subject to availability and pro ration as described below. Each holder of Rights may only exercise their Over-Subscription Privilege if they exercised their Basic Subscription Privilege in full and other holders of subscription Rights do not exercise their Basic Subscription Privilege in full. If there are not enough Excess Shares to satisfy all subscriptions made under the Over-Subscription Privilege, Rigel will allocate the remaining Excess Shares pro rata, after eliminating all fractional shares, among those Rights holders who exercised their Over-Subscription Privileges. "Pro rata" means in proportion to the number of Underlying Shares that each holder of Rights has purchased by exercising their Basic Subscription Privileges. If there is a pro rata allocation of the remaining Excess Shares and a holder of Rights receives an allocation of a greater number of Excess Shares than they subscribed for under their Over-Subscription Privilege, then Rigel will allocate to them only the number of Excess Shares for which they subscribed. Rigel will allocate the remaining Excess Shares among all other holders exercising their Over-Subscription Privileges. See "The Rights Offering—Subscription Privileges" in the Prospectus.

        The Rights will be evidenced by Rights certificates and will be null and void at the close of business on the Expiration Date.

        The materials enclosed are being forwarded to you as the beneficial owner of Common Stock carried by us in your account but not registered in your name. Exercises and sales of Rights may be made only by us as the record owner and pursuant to your instructions. Accordingly, we request instructions as to whether you wish us to elect to subscribe for any shares of Common Stock, to which you are entitled pursuant to the terms and subject to the conditions set forth in the enclosed Prospectus. However, we urge you to read the Prospectus and other enclosed materials carefully before instructing us to exercise your Rights.

        Your instructions to us should be forwarded as promptly as possible in order to permit us to exercise Rights on your behalf in accordance with the provisions of the Rights Offering. The Rights Offering will expire at 5:00 p.m. Central Daylight time on the Expiration Date. Once you have exercised your Basic Subscription Privilege and your Over-Subscription Privilege, such exercise may not be revoked.

        If you wish to have us, on your behalf, exercise the Rights for any shares of Common Stock to which you are entitled, please so instruct us by completing, executing and returning to us the instruction form on the reverse side of this letter.

        ANY QUESTIONS OR REQUESTS FOR ASSISTANCE CONCERNING THE RIGHTS OFFERING SHOULD BE DIRECTED TO WELLS FARGO SHAREOWNER SERVICES AT THE FOLLOWING TELEPHONE NUMBER: 1-800-468-9716.

Very truly yours,

QuickLinks

  Exhibit 99.5
RIGEL PHARMACEUTICALS, INC. SHARES OF COMMON STOCK OFFERED PURSUANT TO RIGHTS DISTRIBUTED TO RECORD STOCKHOLDERS OF RIGEL PHARMACEUTICALS, INC. , 2003